As filed with the Securities and Exchange Commission on October 20, 1995
                                        Registration No. 33-43223


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C.  20549
                      -------------------------------------


                         POST-EFFECTIVE AMENDMENT NO. 4
                                   ON FORM S-3
                                       TO
                             REGISTRATION STATEMENT
                                   ON FORM S-1
                                      Under
                           THE SECURITIES ACT OF 1933
                      -------------------------------------
                                 ALPHAREL, INC.
             (Exact name of registrant as specified in its charter)




California                             7371                      95-3634089
(State or other                 (Primary Standard             (I.R.S. Employer
jurisdiction of              Industrial Classification       Identification No.)
incorporation                       Code Number



                             9339 Carroll Park Drive
                           San Diego, California  92121
                                 (619) 625-3000
               (Address, including zip code, and telephone number,
          including area code, of registrant's principal executive offices)
                ---------------------------------------------------

                               STEPHEN P. GARDNER
                             Chief Executive Officer
                                 Alpharel, Inc.
                             9339 Carroll Park Drive
                          San Diego, California  92121
                                 (619) 625-3000
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   Copies to:
                             RUSSELL C. HANSEN, ESQ.
                             Gibson, Dunn & Crutcher
                             2029 Century Park East
                                   Suite 4000
                         Los Angeles, California  90067

Approximate date of commencement of proposed sale to the public: As soon as practicable after the Registration Statement becomes effective. If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. /x/

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /


If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /


If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                                   PROSPECTUS

                                 ALPHAREL, INC.

                         862,500 SHARES OF COMMON STOCK

     This Prospectus covers 862,500 shares of Common Stock (the "Shares") to be issued upon exercise of 862,500 Redeemable Common Stock Purchase Warrants (the "Warrants"). Each Warrant entitles the holder to purchase one share of Common Stock at a price of $4.25 on or prior to December 12, 1995. The Warrants may be redeemed in whole or in part by the Company at a price of $.10 per Warrant at any time upon at least 30 days' prior written notice if the last sale price of the Common Stock during 20 of the preceding 30 trading days exceeds 120% of the exercise price of the Warrants. Warrants may be exercised during the 30-day period after such written notice of redemption has been given by the Company.



     The Company's Common Stock and the Warrants presently are traded on The Nasdaq National Market under the symbols AREL and ARELW, respectively. On October 16, 1995, the closing sale prices of the Common Stock and Warrants were $5.13 per share and $1.25 per Warrant, respectively.



         AN INVESTMENT IN THESE SECURITIES INVOLVES A HIGH DEGREE OF RISK AND
                 IMMEDIATE SUBSTANTIAL DILUTION.  PROSPECTIVE INVESTORS
                     SHOULD CONSIDER CAREFULLY THE DISCUSSION UNDER
                        "RISK FACTORS" LOCATED ON PAGE 3 HEREIN.


             THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
         SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
                   NOR HAS THE  COMMISSION OR ANY STATE SECURITIES
                         COMMISSION PASSED UPON THE ACCURACY
                           OR ADEQUACY OF THIS PROSPECTUS.
                             ANY REPRESENTATION TO THE
                              CONTRARY IS A CRIMINAL
                                     OFFENSE.

     The exercise price of the Warrants was determined by negotiations between the Company and Cohig & Associates Inc., the representative (the "Representative") of the Underwriters in the Company's public offering of Units (with each Unit consisting of two shares of Common Stock and one Warrant), which occurred in December 1991, and was not intended to bear any relationship to any objective criteria of value. In no event should such exercise price be regarded as an indicator of any future market price of the Company's securities. For information regarding the factors considered in determining the exercise price and the other terms of the Warrants, see "Exercise of the Warrants."

-------------------------------------------------------------------------------
                                Underwriting Discounts        Proceeds to
               Price to Public      and Commissions             Company(1)
-------------------------------------------------------------------------------
Per share.....      $4.25                 --                     $4.25
Total......... $3,665,625              --                   $3,665,625
-------------------------------------------------------------------------------

(1) Before deducting expenses payable by the Company estimated to be approximately $ 7,500.00.



                THE DATE OF THIS PROSPECTUS IS OCTOBER 20, 1995

     NO DEALER, SALESMAN OR OTHER PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND ANY INFORMATION OR REPRESENTATION NOT CONTAINED HEREIN MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES OR AN OFFER TO ANY PERSON IN ANY JURISDICTION WHERE SUCH OFFER WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALES MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE SUCH DATE.

                              AVAILABLE INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission") a registration statement (the "Registration Statement") under the Securities Act of 1933, as amended, with respect to the securities offered hereby. This Prospectus omits certain information included in the Registration Statement. For further information about the Company and its securities, reference is made to the Registration Statement and to the exhibits filed as a part thereof or otherwise incorporated therein. Each summary in this Prospectus of information included in the Registration Statement or any exhibit thereto is qualified in its entirety by this reference to such information or exhibit.

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Commission. Reports, proxy statements and other information filed by the Company with the Commission may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street N.W., Washington, D.C. 20549. Copies of such material can also be obtained from the Public Reference Section of the Commission, 450 Fifth Street N.W., Washington, D.C. 20549, at prescribed rates.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents heretofore filed by the Company with the Commission under the Exchange Act are hereby incorporation by reference:

          (i) The Company's Annual Report on Form 10-K for the year ended December 31, 1994; and


          (ii) The Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1995, June 30, 1995 and September 30, 1995; and


          (iii)The description of the Company's Common Stock included in the Company's Registration Statement on Form 8-A, dated May 30, 1987.


     All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Shares shall be deemed to be incorporated in this Prospectus and to be a part hereof from the date of filing of such documents.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon the written request of any such person, a copy of any or all of the documents incorporated herein by reference (not including the exhibits to such exhibits, unless such exhibits are specifically incorporated by reference in such documents). Requests for such copies should be directed to: Alpharel, Inc., 9339 Carroll Park Drive, San Diego, California 92121, Attention: John W. Low, Chief Financial Officer. Telephone requests may be directed to (619) 625-3000.

                                  RISK FACTORS

     PROSPECTIVE INVESTORS SHOULD REVIEW, IN ADDITION TO THE INFORMATION SET FORTH ELSEWHERE IN THIS PROSPECTUS, THE FOLLOWING RISK FACTORS IN EVALUATING THE COMPANY AND ITS SECURITIES.


     QUARTERLY PERFORMANCE AND DEPENDENCE ON FEW CUSTOMERS. The purchase of an electronic document management system is a large capital expenditure for most customers. As a result, the Company's revenues and profitability can be expected to fluctuate significantly on a quarterly basis due to the timing of customer requirements and the execution of contracts. For example, during 1994 the Company's quarterly revenues fluctuated as much as 23% on a quarter-to-quarter basis. Although the Company obtains a substantial portion of its revenues from enhancements, expansion and maintenance of systems previously installed, sales of large systems to new customers are critical to the Company's ability to maintain and increase its level of revenues. In addition, the Company's revenues in any given period may be dependent upon sales to few customers. Furthermore, although new systems sold generally provide a basis for potential future revenues, not all of such systems sales result in substantial additional sales of expansions, enhancements or maintenance by the Company. There can be no assurance that additional sales of expansions, enhancements or maintenance will be made to any past customer in the future. Further, the magnitude of such additional sales, both in the aggregate and to individual customers, can fluctuate greatly on a quarterly basis.



     SUBSTANTIAL LOSSES FROM OPERATIONs. Alpharel sustained substantial net losses from operations during 1988 and 1989, primarily a result of a decrease in orders from a single major customer. In response, beginning in late 1989 and continuing through the first half of 1990, Alpharel implemented a restructuring program intended to reduce costs. At the same time, new management was put in place. As a result of the restructuring and the efforts of Alpharel's management team, Alpharel realized a profit in each of the fiscal quarters from July l, 1990 through June 30, 1993. However, in September 1993, the Company acquired Optigraphics Corporation ("Optigraphics"), a privately held imaging company which had sustained substantial net losses prior to its merger with the Company. Due to costs incurred in connection with the merger, the Company sustained a net loss for the quarter ended September 30, 1993. In addition, due to the timing of certain customer orders, the Company sustained a net loss during the third quarter of 1994. Due to the timing of customer orders and other business factors, the Company may continue to experience losses from time to time in the future.


     EFFECT OF GENERAL ECONOMIC CONDITIONS. Given that the purchase of the Company's systems is a large capital expenditure for many prospective customers, such customers may defer purchases of the Company's systems during general slowdowns in the economy, thereby adversely affecting the Company's revenues. Recent economic contractions have been more acute in certain sectors of the economy, such as automotive, aerospace and defense-related manufacturing, in which many of the Company's principal customers and prospective customers operate. Any deterioration in economic conditions could lead to a corresponding decline in the Company's revenues. In addition, the Company's contracts with its customers typically provide that the customer may terminate its contract at any time upon proper notice to the Company and payment of costs incurred plus a reasonable profit on the work performed by the Company prior to such termination. A prolonged slowdown in the economy could result in certain of the Company's customers choosing to terminate their contracts prior to the Company's completion of the services called for by such contracts.


     PRODUCT OBSOLESCENCE. The technology used in the Company's products and systems is subject to rapid change. While the Company believes that its current research and development capabilities and budget, along with its development activities under customer contracts, are sufficient to enable it to meet its currently anticipated product development needs, there can be no assurance that the Company will be able to foresee or respond to changes in the needs of the electronic document management systems market in light of the rapid rate at which new technologies become available. The Company's future success will depend in part on its ability to develop, introduce and market on a timely basis software products which incorporate such newly developed technologies.

     REPAYMENT OF OUTSTANDING NOTES/SECURED TERM LOAN. In connection with the acquisition of Optigraphics, the Company issued promissory notes in the aggregate principal amount of $1,734,000. These notes bear interest at a rate of 6% per annum and require quarterly interest payments. The notes became due on September 23, 1995. Although all of the notes have not yet been surrendered for repayment, the Company intends to repay the notes from its available cash as well as from advances under its current revolving term loan. The Company's revolving term loan is secured by a first priority lien on all of the Company's assets. This may hamper the Company's ability to obtain additional financing in the future, although the Comany currently believes that its available cash and borrowing capability under its revolving term loan will be sufficient to meet its working capital requirements for at least the next 12 months.


     COMPETITION. The market for the Company's systems is highly competitive. Certain of the Company's current or potential competitors have significantly greater financial, technical, manufacturing and marketing resources than the Company. The Company's ability to compete depends on the success and timing of new product development by the Company and its competitors, product performance and price. There can be no assurance that the Company will be able to compete successfully with respect to these factors.

     DEPENDENCE ON MANAGEMENT. Alpharel's success is dependent in part on its senior management team. Alpharel has not entered into any employment agreements with its current officers. Alpharel does not carry life insurance policies on any of its officers. The loss of the service of any of Alpharel's officers would be detrimental to the Company and affect its operations and prospects.


     FLUCTUATIONS OF STOCK PRICE. The market price of Alpharel's Common Stock, like that of the common stock of many other high-technology companies, has fluctuated substantially and can be expected to do so in the future. During the nine months ended September 30, 1995, the price of the Company's Common Stock has fluctuated between a high of $7.38 and a low of $1.19. The Company believes that this fluctuation is due, in part, to the Company's improved operating results in comparison to the comparable period in 1994 and to volatility in the high-technology sector in general. The stock market has from time to time experienced extreme price and volume fluctuations, particularly in the high-technology sector, which may be unrelated to the operation or performance of particular companies. In addition, factors such as announcements of technological innovations or new products by Alpharel or its competitors, as well as market conditions in the computer software or hardware industries may have a significant impact on the market price of Alpharel's Common Stock.


     NO DIVIDENDS. No dividends have been declared by the Company's Board of Directors since the Company's inception. The Company does not anticipate paying cash dividends in the foreseeable future and will use all earnings, if any, to finance the expansion of its operations.

     UNDERWRITER'S UNIT PURCHASE WARRANTS. Pursuant to the Company's public offering of Units (consisting of two shares of Common Stock and one warrant to purchase a share of Common Stock) in December 1991, the Company sold to the Representative, for a nominal amount, warrants to purchase up to 75,000 Units (the "Underwriter's Unit Purchase Warrants"). The Underwriter's Unit Purchase Warrants are exercisable during the four-year period commencing December 12, 1992 and will be exercisable at a price of $5.10 per Unit. As the holder of the Underwriter's Unit Purchase Warrants, the Representative has been given certain registration rights for such four-year period. The Company will bear substantially all costs associated with the exercise of such registration rights. The Representative is likely to exercise the Underwriter's Unit Purchase Warrants at a time when the Company could obtain funds from the sale of its shares at a higher price, thereby causing a dilutive effect and potentially affecting adversely the Company's ability to obtain equity capital at favorable prices.

     FURTHER DILUTION. The Company has reserved 225,000 shares for issuance upon exercise of the Underwriter's Unit Purchase Warrants (including the shares issuable upon the exercise of the warrants issued upon the exercise of the Underwriter's Unit Purchase Warrants). To the extent such shares are issued, the percentage of Common Stock held by a shareholder will be reduced. Certain registration rights with respect to the Underwriter's Unit Purchase Warrants and the filing of a post-effective amendment to the Registration Statement to permit exercise of the Warrants included in the Units may result in substantial future expense to the Company.

     MARKET OVERHANG. The Company has additional outstanding options and warrants to purchase its Common Stock. The exercise of such options and warrants and the sale of the shares of Common Stock acquired by such exercise could adversely affect the market price of the Common Stock and could impair the Company's ability to raise capital in the future through an offering of its equity securities. In addition, substantially all of the shares of the Company's Common Stock which are "restricted securities" or are held by affiliates may now be sold under Rule 144. Future sales or potential sales of such shares could also adversely affect the market price of the Common Stock and the Company's ability to raise capital.

     LIMITATION ON USE OF NET OPERATING LOSS CARRYFORWARDS. The issuance of equity securities by Alpharel pursuant to its merger with Optigraphics increased the probability that Alpharel will undergo a statutory "ownership change," generally defined as a more than 50 percentage point change of ownership by one or more statutorily defined "5-percent stockholders" of a corporation, as a result of future issuances or transfers of equity securities of Alpharel within a three-year testing period. If such an ownership change were to occur, the use by Alpharel of its existing net operating loss ("NOL") carryforwards (and tax credits) would be limited for Federal income tax purposes. Accordingly, Alpharel may be required to pay more Federal income taxes or to pay such taxes sooner than if the use of its NOL carryforwards (and tax credits) were not restricted.

                                   THE COMPANY

     The Company designs, develops, integrates and markets electronic document management systems that provide a cost-effective means of electronically storing and managing documents and drawing images for industrial, commercial and governmental applications. The Company was incorporated in California in 1981. Its executive offices are located at 9339 Carroll Park Drive, San Diego, California 92121, and its telephone number is (619) 625-3000.

                    PRICE RANGE OF COMMON STOCK AND WARRANTS

     The Company's Common Stock and Warrants are traded on The Nasdaq National Market under the symbols AREL and ARELW, respectively. On October 16, 1995, the closing sale prices of the Common Stock and Warrants were $5.13 per share and $1.25 per Warrant, respectively.


     The following table shows for the calendar quarter indicated the high and low sale prices of the Common Stock on The Nasdaq National Market:


     Year Ended December 31, 1993         High      Low
     ----------------------------        -----     -----
    First Quarter. . . . . . .           $2.13     $1.25
    Second Quarter . . . . . .            2.25      1.25
    Third Quarter. . . . . . .            2.38      1.62
    Fourth Quarter . . . . . .            2.00      1.38


    Year Ended December 31, 1994          High       Low
    ----------------------------         -----      -----
    First Quarter. . . . . . .           $1.75     $1.19
    Second Quarter . . . . . .            2.44      1.19
    Third Quarter. . . . . . .            1.88      1.38
    Fourth Quarter . . . . . .            2.16      1.31


    Year Ended December 31, 1995          High      Low
    ----------------------------         -----     -----
    First Quarter. . . . . . .           $2.13     $1.31
    Second Quarter . . . . . .            1.75      1.19
    Third Quarter. . . . . . .            7.38      1.50
    Fourth Quarter (through
      October 16, 1995). . . .            6.00      4.06




 The following table shows for the calendar quarters indicated the high and low sale prices of the Warrants on The Nasdaq National Market:

    Year Ended December 31, 1993          High       Low
    ----------------------------         -----      -----
    First Quarter. . . . . .             $0.81      $0.63
    Second Quarter . . . . .              0.81       0.50

                                        5

    Third Quarter. . . . . .            0.72        0.56
    Fourth Quarter . . . . .            0.59        0.50


    Year Ended December 31, 1994         High       Low
    ----------------------------        -----      -----

    First Quarter. . . . . .            $0.50      $0.44
    Second Quarter . . . . .             0.55       0.38
    Third Quarter. . . . . .             0.38       0.25
    Fourth Quarter . . . . .             0.38       0.13


    Year Ended December 31, 1995          High       Low
    ----------------------------         -----      -----
    First Quarter. . . . . .             $0.44      $0.25
    Second Quarter . . . . .              0.28       0.19
    Third Quarter. . . . . .              4.00       0.20
    Fourth Quarter (through
      October 16, 1995)  . .              1.81       0.80




                                 USE OF PROCEEDS


     The net proceeds to the Company from the sale of the Common Stock upon exercise of all of the Warrants are estimated to be approximately $3,658,000 (assuming exercise of all of the Warrants at the initial exercise price of $4.25 per share). The Company expects to add any such proceeds to its working capital for general corporate purposes. Pending application, the net proceeds will be invested in short-term, interest-bearing obligations with maturity dates of one year or less, which may include U.S. Government securities, money-market funds, commercial paper, bankers' acceptances, certificates of deposit and repurchase agreements.


                              PLAN OF DISTRIBUTION

     The Common Stock covered by this Prospectus will be sold from time to time by the Company upon conversion of the Warrants.

                            EXERCISE OF THE WARRANTS

     In connection with the Company's initial public offering of Units (consisting of two shares of Common Stock and one warrant to purchase a share of Common Stock) in late 1991, the Company issued 862,500 Redeemable Common Stock Purchase Warrants (the "Warrants").

     Each Warrant sold to the public originally entitled the holder thereof to purchase one share of Common Stock at a price of $4.25, the price of one Unit in the offering, until December 12, 1994. In August 1994, the Board of Directors of the Company, acting pursuant to authority granted in the Warrant Agreement covering the Warrants, extended the exercise period of the Warrants to December 12, 1995. During the exercise period of the Warrants, if the last sale price of the Common Stock exceeds 120% of the exercise price of the Warrants for any 20 business days within any period of 30 consecutive business days immediately prior to the notice of redemption, then upon at least 30 days' prior written notice, the Company is permitted to call all or a portion of the Warrants for redemption at a price of $.10 per Warrant. Warrants may be exercised during the 30-day period after the Notice of Redemption has been given. If less than all of the Warrants are called at any one time by the Company, then the Warrants redeemed shall be redeemed on a pro rata basis. The Company may engage in more than one redemption, provided that the requirements stated above are satisfied each time that a notice of redemption is issued.

     The exercise price of the Warrants was determined by negotiation between the Company and the Representative and was not intended to bear any relationship to any objective criteria of value. In no event should such exercise price be regarded as an indicator of any future market price of the Company's securities. The Board of Directors of the Company has the right to amend further the terms of the

Warrants at its discretion, including the right to reduce the exercise price or to extend the exercise period; provided, however, that no amendment adversely affecting the rights of the holders of the Warrants may be made without the approval of the holders of a majority of the outstanding Warrants.

     The exercise price of the Warrants, the number of shares of Common Stock issuable upon their exercise, and the market price which enables the Company to call the Warrants are subject to adjustment upon the occurrence of certain events, including stock dividends, stock splits, recapitalizations, mergers or consolidations.

     The Warrants may be exercised prior to expiration or redemption upon surrender of the warrant certificate at the offices of the warrant agent for the Warrants, with the subscription form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by payment of the full exercise price (which may be cash, certified check or bank check payable to the order of Alpharel, Inc.) for the number of Warrants being exercised.


                                     EXPERTS

     The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 1994 have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

PROSPECTUS
                                 ALPHAREL, INC.

                                  75,000 UNITS

                                  Consisting of

                       150,000 SHARES OF COMMON STOCK AND
                75,000 REDEEMABLE COMMON STOCK PURCHASE WARRANTS


     This Prospectus relates to (i) the possible issuance by Alpharel, Inc. (the "Company") of 75,000 Units (the "Units"), each Unit consisting of two shares of Common Stock of the Company and one Redeemable Common Stock Purchase Warrant (a "Warrant"), and 75,000 shares of Common Stock to be issued upon exercise of the Warrants contained in the Units, (ii) the offer and sale by certain persons (the "Selling Shareholders") from time to time of 150,000 shares of Common Stock and 75,000 Warrants contained in such Units and 75,000 shares of Common Stock to be issued upon exercise of the Warrants.
 The Units will be issued upon the exercise of 75,000 outstanding Unit Purchase Warrants (the "Unit Purchase Warrants") that entitle the Selling Shareholders to purchase one Unit at a price of $5.10 on or prior to December 12, 1996. Each Warrant to be issued upon exercise of the Unit Purchase Warrants entitles the holder to purchase one share of Common Stock at a price of $4.25 on or prior to December 12, 1995. The Warrants may be redeemed in whole or in part by the Company at a price of $.10 per Warrant at any time upon at least 30 days' prior written notice if the last sale price of the Common Stock during 20 of the preceding 30 trading days exceeds 120% of the exercise price of the Warrants. Warrants may be exercised during the 30-day period after such written notice of redemption has been given by the Company.
 The Units, the Common Stock and Warrants contained therein and the Common Stock issuable upon exercise of the Warrants are sometimes collectively referred to herein as the "Securities." The Company is registering the offer and sale by the Selling Shareholders of the Securities, but the registration of such securities does not necessarily mean that any of such securities will be offered and sold by the holders thereof.


     The Company's Common Stock and the Warrants presently are traded on The Nasdaq National Market under the symbols AREL and ARELW, respectively. On October 16, 1995, the closing sale prices of the Common Stock and the Warrants were $5.13 per share and $1.25 per Warrant, respectively.


        AN INVESTMENT IN THESE SECURITIES INVOLVES A HIGH DEGREE OF RISK AND
            IMMEDIATE SUBSTANTIAL DILUTION.  PROSPECTIVE INVESTORS SHOULD
                CONSIDER CAREFULLY THE DISCUSSION UNDER "RISK FACTORS"
                              LOCATED ON PAGE 3 HEREIN.


             THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
               SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
                COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES
                   COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
                       THIS PROSPECTUS.  ANY REPRESENTATION TO THE
                             CONTRARY IS A CRIMINAL OFFENSE.


     The Selling Shareholders may from time to time offer and sell the Securities held by them directly or through agents or broker-dealers on terms to be determined at the time of sale. To the extent required, the names of the agent or broker-dealer and any applicable commissions or discounts and any other required information with respect to any particular offer will be set forth in an accompanying Prospectus Supplement. See "Plan of Distribution." Each of the Selling Shareholders reserves the sole right to accept or reject, in whole or in part, any proposed purchase of the Securities to be made directly or through agents.

     The Selling Shareholders and the agents or broker-dealers that participate with the Selling Shareholders in the distribution of Securities may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and any commissions received by them and any profit on the resale of the Securities may be deemed to be underwriting commissions or discounts under the Securities Act.

     The exercise prices of the Unit Purchase Warrants and the Warrants contained therein were determined by negotiations between the Company and Cohig & Associates Inc., the representative (the "Representative") of the Underwriters in the Company's public offering of Units, which occurred in December 1991, and were not intended to bear any relationship to any objective criteria of value. In no event should such exercise prices be regarded as an indicator of any future market price of the Company's securities. For information regarding the factors considered in determining the exercise price and the other terms of the Underwriter's Unit Purchase Warrants and the Warrants, see "Exercise of the Warrants."

-------------------------------------------------------------------------------
                                   Underwriting Discounts          Proceeds to
               Price to Public        and Commissions               Company(1)
-------------------------------------------------------------------------------
Per Unit......     $5.10                  --                         $5.10
Per Share upon
exercise of
Warrant......      $4.25                  --                         $4.25
Total........     $701,250                --                        $701,250

_______________
(1) Before deducting expenses payable by the Company estimated to be approximately $ 7,500.00.


                THE DATE OF THIS PROSPECTUS IS OCTOBER 20, 1995

      NO DEALER, SALESMAN OR OTHER PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND ANY INFORMATION OR REPRESENTATION NOT CONTAINED HEREIN MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES OR AN OFFER TO ANY PERSON IN ANY JURISDICTION WHERE SUCH OFFER WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALES MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE SUCH DATE.

                              AVAILABLE INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission") a registration statement (the "Registration Statement") under the Securities Act of 1933, as amended, with respect to the securities offered hereby. This Prospectus omits certain information included in the Registration Statement. For further information about the Company and its securities, reference is made to the Registration Statement and to the exhibits filed as a part thereof or otherwise incorporated therein. Each summary in this Prospectus of information included in the Registration Statement or any exhibit thereto is qualified in its entirety by this reference to such information or exhibit.

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Commission. Reports, proxy statements and other information filed by the Company with the Commission may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street N.W., Washington, D.C. 20549. Copies of such material can also be obtained from the Public Reference Section of the Commission, 450 Fifth Street N.W., Washington, D.C. 20549, at prescribed rates.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents heretofore filed by the Company with the Commission under the Exchange Act are hereby incorporation by reference:

          (i) The Company's Annual Report on Form 10-K for the year ended December 31, 1994;

          (ii) The Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1995, June 30, 1995 and September 30, 1995; and

          (iii)The description of the Company's Common Stock included in the Company's Registration Statement on Form 8-A, dated May 30, 1987.


     All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Shares shall be deemed to be incorporated in this Prospectus and to be a part hereof from the date of filing of such documents.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon the written request of any such person, a copy of any or all of the documents incorporated herein by reference (not including the exhibits to such exhibits, unless such exhibits are specifically incorporated by reference in such documents). Requests for such copies should be directed to: Alpharel, Inc., 9339 Carroll Park Drive, San Diego, California 92121, Attention: John W. Low, Chief Financial Officer. Telephone requests may be directed to (619) 625-3000.

                                  RISK FACTORS

     PROSPECTIVE INVESTORS SHOULD REVIEW, IN ADDITION TO THE INFORMATION SET FORTH ELSEWHERE IN THIS PROSPECTUS, THE FOLLOWING RISK FACTORS IN EVALUATING THE COMPANY AND ITS SECURITIES.


     QUARTERLY PERFORMANCE AND DEPENDENCE ON FEW CUSTOMERS. The purchase of an electronic document management system is a large capital expenditure for most customers. As a result, the Company's revenues and profitability can be expected to fluctuate significantly on a quarterly basis due to the timing of customer requirements and the execution of contracts. For example, during 1994 the Company's quarterly revenues fluctuated as much as 23% on a quarter-to-quarter basis. Although the Company obtains a substantial portion of its revenues from enhancements, expansion and maintenance of systems previously installed, sales of large systems to new customers are critical to the Company's ability to maintain and increase its level of revenues. In addition, the Company's revenues in any given period may be dependent upon sales to few customers. Furthermore, although new systems sold generally provide a basis for potential future revenues, not all of such systems sales result in substantial additional sales of expansions, enhancements or maintenance by the Company. There can be no assurance that additional sales of expansions, enhancements or maintenance will be made to any past customer in the future. Further, the magnitude of such additional sales, both in the aggregate and to individual customers, can fluctuate greatly on a quarterly basis.


     SUBSTANTIAL LOSSES FROM OPERATIONs. Alpharel sustained substantial net losses from operations during 1988 and 1989, primarily a result of a decrease in orders from a single major customer. In response, beginning in late 1989 and continuing through the first half of 1990, Alpharel implemented a restructuring program intended to reduce costs. At the same time, new management was put in place. As a result of the restructuring and the efforts of Alpharel's management team, Alpharel realized a profit in each of the fiscal quarters from July l, 1990 through June 30, 1993. However, in September 1993, the Company acquired Optigraphics Corporation ("Optigraphics"), a privately held imaging company that had sustained substantial net losses prior to its merger with the Company. Due to costs incurred in connection with the merger, the Company sustained a net loss for the quarter ended September 30, 1993. In addition, due to the timing of certain customer orders, the Company sustained a net loss during the third quarter of 1994. Due to the timing of customer orders and other business factors, the Company may continue to experience losses from time to time in the future.


     EFFECT OF GENERAL ECONOMIC CONDITIONS. Given that the purchase of the Company's systems is a large capital expenditure for many prospective customers, such customers may defer purchases of the Company's systems during general slowdowns in the economy, thereby adversely affecting the Company's revenues. Recent economic contractions have been more acute in certain sectors of the economy, such as automotive, aerospace and defense-related manufacturing, in which many of the Company's principal customers and prospective customers operate. Any deterioration in economic conditions could lead to a corresponding decline in the Company's revenues. In addition, the Company's contracts with its customers typically provide that the customer may terminate its contract at any time upon proper notice to the Company and payment of costs incurred plus a reasonable profit on the work performed by the Company prior to such termination. A prolonged slowdown in the economy could result in certain of the Company's customers choosing to terminate their contracts prior to the Company's completion of the services called for by such contracts.

     PRODUCT OBSOLESCENCE. The technology used in the Company's products and systems is subject to rapid change. While the Company believes that its current research and development capabilities and budget, along with its development activities under customer contracts, are sufficient to enable it to meet its currently anticipated product development needs, there can be no assurance that the Company will be able to foresee or respond to changes in the needs of the electronic document management systems market in light of the rapid rate at which new technologies become available. The Company's future success will depend in part on its ability to develop, introduce and market on a timely basis software products which incorporate such newly developed technologies.

     REPAYMENT OF OUTSTANDING NOTES/SECURED TERM LOAN. In connection with the acquisition of Optigraphics, the Company issued promissory notes in the aggregate principal amount of $1,734,000. These notes bear interest at a rate of 6% per annum and require quarterly interest payments. The notes became due on September 23, 1995. Although all of the notes have not yet been surrendered for repayment, the Company intends to repay the notes from its available cash as well as from advances under its current revolving term loan. The Company's revolving term loan is secured by a first priority lien on all of the Company's assets. This may hamper the Company's ability to obtain additional financing in the future, although the Comany currently believes that its available cash and borrowing capability under its revolving term loan will be sufficient to meet its working capital requirements for a least the next 12 months.

     COMPETITION. The market for the Company's systems is highly competitive. Certain of the Company's current or potential competitors have significantly greater financial, technical, manufacturing and marketing resources than the Company. The Company's ability to compete depends on the success and timing of new product development by the Company and its competitors, product performance and price. There can be no assurance that the Company will be able to compete successfully with respect to these factors.

     DEPENDENCE ON MANAGEMENT. Alpharel's success is dependent in part on its senior management team. Alpharel has not entered into any employment agreements with its current officers. Alpharel does not carry life insurance policies on any of its officers. The loss of the service of any of Alpharel's officers would be detrimental to the Company and affect its operations and prospects.

     FLUCTUATIONS OF STOCK PRICE. The market price of Alpharel's Common Stock, like that of the common stock of many other high-technology companies, has fluctuated substantially and can be expected to do so in the future. During the nine months ended September 30, 1995, the price of the Company's Common Stock has fluctuated between a high of $7.38 and a low of $1.19. The Company believes that this fluctuation is due, in part, to the Company's improved operating results in comparison to the comparable period in 1994 and to volatility in the high-technology sector in general. The stock market has from time to time experienced extreme price and volume fluctuations, particularly in the high-technology sector, which may be unrelated to the operation or performance of particular companies. In addition, factors such as announcements of technological innovations or new products by Alpharel or its competitors, as well as market conditions in the computer software or hardware industries may have a significant impact on the market price of Alpharel's Common Stock.

     NO DIVIDENDS. No dividends have been declared by the Company's Board of Directors since the Company's inception. The Company does not anticipate paying cash dividends in the foreseeable future and will use all earnings, if any, to finance the expansion of its operations.

     DILUTION. The Company has reserved 862,500 shares for issuance upon exercise of outstanding Redeemable Common Stock Purchase Warrants (the "Public Warrants") issued to the public in the Company's initial public offering of Units that occurred in December 1991. To the extent that such shares are issued, the percentage of Common Stock held by a shareholder will be reduced. Additionally, the Public Warrants are likely to be exercised by the holders thereof at a time when the Company could obtain funds from the sale of its shares at a higher price, thereby causing a dilutive effect and potentially adversely affecting the Company's ability to obtain equity capital at favorable prices.

     MARKET OVERHANG. The Company has additional outstanding options and warrants to purchase its Common Stock. The exercise of such options and warrants and the sale of the shares of Common Stock acquired by such exercise could adversely affect the market price of the Common Stock and could impair the Company's ability to raise capital in the future through an offering of its equity securities. In addition, substantially all of the shares of the Company's Common Stock which are "restricted securities" or are held by affiliates may now be sold under Rule 144. Future sales or potential sales of such shares could also adversely affect the market price of the Common Stock and the Company's ability to raise capital.

     LIMITATION ON USE OF NET OPERATING LOSS CARRYFORWARDS. The issuance of equity securities by Alpharel pursuant to its merger with Optigraphics in September 1993 increased the probability that Alpharel will undergo a statutory "ownership change," generally defined as a more than 50 percentage point change of ownership by one or more statutorily defined "5-percent stockholders" of a corporation, as a result of future issuances or transfers of equity securities of Alpharel within a three-year testing period. If such an ownership change were to occur, the use by Alpharel of its existing net operating loss ("NOL") carryforwards (and tax credits) would be limited for Federal income tax purposes. Accordingly, Alpharel may be required to pay more Federal income taxes or to pay such taxes sooner than if the use of its NOL carryforwards (and tax credits) were not restricted.

                                   THE COMPANY

     The Company designs, develops, integrates and markets electronic document management systems that provide a cost-effective means of electronically storing and managing documents and drawing images for industrial, commercial and governmental applications. The Company was incorporated in California in 1981. Its executive offices are located at 9339 Carroll Park Drive, San Diego, California 92121, and its telephone number is (619) 625-3000.

                    PRICE RANGE OF COMMON STOCK AND WARRANTS

     The Company's Common Stock and Warrants are traded on The Nasdaq National Market under the symbols AREL and ARELW, respectively. On October 16, 1995, the closing sale prices of the Common Stock and Warrants were $5.13 per share and $1.25 per Warrant, respectively.


     The following table shows for the calendar quarter indicated the high and low sale prices of the Common Stock on The Nasdaq National Market:



     Year Ended December 31, 1993    High       Low
     ----------------------------    -----      -----
    First Quarter. . . . . .         $2.13      $1.25
    Second Quarter . . . . .          2.25       1.25
    Third Quarter. . . . . .          2.38       1.62
    Fourth Quarter . . . . .          2.00       1.38


    Year Ended December 31, 1994      High       Low
    ----------------------------      -----      -----
    First Quarter. . . . . .          $1.75      $1.19
    Second Quarter . . . . .           2.44       1.19
    Third Quarter. . . . . .           1.88       1.38
    Fourth Quarter . . . . .           2.16       1.31



    Year Ended December 31, 1995       High       Low
    ----------------------------       -----      -----
    First Quarter. . . . . .           $2.13      $1.31
    Second Quarter . . . . .            1.75       1.19
    Third Quarter. . . . . .            7.38       1.50
    Fourth Quarter (through
      October 16, 1995)  . .            6.00       4.06




The following table shows for the calendar quarters indicated the high and low sale prices of the Warrants on The Nasdaq National Market:



    Year Ended December 31, 1993     High       Low
    ----------------------------     -----      -----
    First Quarter. . . . . .         $0.81      $0.63
    Second Quarter . . . . .          0.81       0.50
    Third Quarter. . . . . .          0.72       0.56
    Fourth Quarter . . . . .          0.59       0.50


    Year Ended December 31, 1994     High       Low
    ----------------------------     -----      -----
    First Quarter. . . . . .         $0.50      $0.44
    Second Quarter . . . . .          0.55       0.38
    Third Quarter. . . . . .          0.38       0.25
    Fourth Quarter . . . . .          0.38       0.13

                                        5


    Year Ended December 31, 1995     High       Low
    ----------------------------     -----      -----
    First Quarter. . . . . .         $0.44      $0.25
    Second Quarter . . . . .          0.28       0.19
    Third Quarter. . . . . .          4.00       0.20
    Fourth Quarter (through
      October 16, 1995 ) . .          1.81       0.80


                                 USE OF PROCEEDS

    The net proceeds to the Company from the sale of the Units and the Common Stock upon exercise of all of the Unit Purchase Warrants and the Warrants, respectively, are estimated to be approximately $694,000 (assuming exercise of all of the Unit Purchase Warrants and the Warrants at the initial exercise prices of $5.10 per Unit and $4.25 per Warrant). The Company expects to add any such proceeds to its working capital for general corporate purposes. Pending application, the net proceeds will be invested in short-term, interest-bearing obligations with maturity dates of one year or less, which may include U.S. Government securities, money-market funds, commercial paper, bankers' acceptances, certificates of deposit and repurchase agreements.

    The Company will not receive any proceeds from the sale by the Selling Shareholders of Common Stock or the Warrants contained in the Units or the Common Stock issuable upon exercise of the Warrants.

                              SELLING SHAREHOLDERS

     Those persons who may receive the Securities upon exercise of the Unit Purchase Warrants are referred to herein as "Selling Shareholders."

     The table attached hereto as Annex I to this Prospectus sets forth, as of October 13, 1995, or a subsequent date if amended or supplemented, (a) the name of each Selling Shareholder and its or his relationship to the Company during the last three years, (b) the number of shares of Common Stock each Selling Shareholder beneficially owned prior to this offering (assuming the exercise of all Unit Purchase Warrants owned by such Selling Shareholder and the exercise of all Warrants to be issued upon exercise of the Unit Purchase Warrants) and the number of Warrants each Selling Shareholder beneficially owned prior to this offering (assuming the exercise of all Unit Purchase Warrants owned by such Selling Shareholder), (c) the number of shares of Common Stock and Warrants offered pursuant to this Prospectus by each Selling Shareholder, and (d) the amount of the Company's Common Stock and Warrants that will be owned by each Selling Shareholder after completion of this offering (assuming all of the Securities are sold). The information contained in Annex I may be amended or supplemented from time to time.


                              PLAN OF DISTRIBUTION

     The Units, Common Stock and Warrants covered by this Prospectus will be initially sold from time to time by the Company upon conversion of the Unit Purchase Warrants and the Warrants contained in such Unit Purchase Warrants.

     The holders of the Unit Purchase Warrants exercising such Unit Purchase Warrants after December 12, 1995, the expiration date of the Warrants contained in the Units to be issued upon exercise of the Unit Purchase Warrants, will only receive two shares of Common Stock upon exercise of the Unit Purchase Warrants.

     The Securities may be sold from time to time to purchasers directly by any of the Selling Shareholders. Alternatively, the Selling Shareholders may from time to time offer the Securities through dealers or agents, who may receive compensation in the form of commissions from the Selling

Shareholders and/or the purchasers of Securities for whom they may act as agent. The Selling Shareholders and any dealers or agents that participate in the distribution of Securities may be deemed to be "underwriters" within the meaning of the Securities Act and any profit on the sale of Securities by them and any commissions received by any such dealers or agents might be deemed to be underwriting commissions under the Securities Act.

     At a time a particular offer of Securities is made by the Selling Shareholders, a Prospectus Supplement, if required, will be distributed that will set forth the name and names of any dealers or agents and any commissions or other terms constituting compensation from the Selling Shareholders and any other required information. The Securities may be sold from time to time at varying prices determined at the time of sale or at negotiated prices.

     In order to comply with the securities laws of certain states, if applicable, the Securities may be sold by the Selling Shareholders only through registered or licensed brokers or dealers. In addition, in certain states, the Securities may not be sold unless they have been registered or qualified for sale in such state or an exemption from such registration or qualification requirement is available and is complied with.

     The Securities may be sold in (a) a block trade in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction,
(b) transactions in which a broker or dealer acts as principal and resells the securities for its account pursuant to this Prospectus, (c) an exchange distribution in accordance with the rules of such exchange, and (d) ordinary brokerage transactions and transactions in which the broker solicits purchases. In effecting sales, brokers or dealers engaged by the Selling Shareholders may arrange for other brokers or dealers to participate. Certain Selling Shareholders also may, from time to time, authorize underwriters acting as their agents to offer and sell securities upon such terms and conditions as shall be set forth in any prospectus supplement. Underwriters, brokers or dealers will receive commissions or discounts from Selling Shareholders in amounts to be negotiated immediately prior to sale. Such underwriters, brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales and any discounts and commissions received by them and any profit realized by them on the resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act.

     There is no assurance that any of the Selling Shareholders will offer for sale or sell any or all of the Securities covered by this Prospectus.

                     EXERCISE OF THE UNIT PURCHASE WARRANTS
                                AND THE WARRANTS

     In connection with the Company's initial public offering of 862,500 Units (each Unit consisting of two shares of Common Stock and one Redeemable Common Stock Purchase Warrant to purchase a share of Common Stock) in late 1991, the Company issued 75,000 Unit Purchase Warrants (the "Unit Purchase Warrants") to the Representative and certain officers of the Representative. The holders of the Unit Purchase Warrants are referred to herein as the "Selling Shareholders." Each Unit Purchase Warrant entitles the holder thereof to purchase one Unit at a price of $5.10 (120% of the price of one Unit in the offering) until December 12, 1996.

     Each Warrant contained in the Units originally entitled the holder thereof to purchase one share of Common Stock at a price of $4.25, the price of one Unit in the offering, until December 12, 1994. In August 1994, the Board of Directors of the Company, acting pursuant to authority granted in the Warrant Agreement covering the Warrants, extended the exercise period of the Warrants to December 12, 1995. During the exercise period of the Warrants, if the last sale price of the Common Stock exceeds 120% of the exercise price of the Warrants for any 20 business days within any period of 30 consecutive business days immediately prior to the notice of redemption, then upon at least 30 days' prior written notice, the Company is permitted to call all or a portion of the Warrants for redemption at a price of $.10 per

Warrant. Warrants may be exercised during the 30-day period after the Notice of Redemption has been given. If less than all of the Warrants are called at any one time by the Company, then the Warrants redeemed shall be redeemed on a pro rata basis. The Company may engage in more than one redemption, provided that the requirements stated above are satisfied each time that a notice of redemption is issued.

     The exercise prices of the Unit Purchase Warrants and the Warrants were determined by negotiation between the Company and the Representative and were not intended to bear any relationship to any objective criteria of value. In no event should such exercise prices be regarded as an indicator of any future market price of the Company's securities.

     The Board of Directors of the Company has the right to amend further the terms of the Warrants at its discretion, including the right to reduce the exercise price to or extend the exercise period; provided, however, that no amendment adversely affecting the rights of the holders of the Warrants may be made without the approval of the holders of a majority of the outstanding Warrants.

     The Warrants do not confer upon the holders thereof any voting or dividend rights or any other rights of a shareholder of the Company.

     The Warrants may be exercised prior to expiration or redemption upon surrender of the warrant certificate at the offices of the warrant agent for the Warrants, with the subscription form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by payment of the full exercise price (which may be cash, certified check or bank check payable to the order of Alpharel, Inc.) for the number of Warrants being exercised.

     The exercise price of the Unit Purchase Warrants and the Warrants, the number of shares of Common Stock and Warrants, in the case of the Unit Purchase Warrants, issuable upon their exercise, and the market price which enables the Company to call the Warrants are subject to adjustment upon the occurrence of certain events, including stock dividends, stock splits, recapitalizations, mergers or consolidations.

                                     EXPERTS

     The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 1994 have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                                               ANNEX I


                                             Securities Beneficially                                     Securities Beneficially
                                            Owned Prior to Offering            Securities Offered        Owned Upon Completion of
                                                    (1)                             Hereby                     Offering(4)(5)
                                            --------------------------     -------------------------    ------------------------
                            Relationship
         Selling                 to         Common Stock     Warrants     Common Stock     Warrants     Common Stock     Warrants
        Shareholder            Company           (2)           (3)            (2)            (3)
        -----------         -------------   ------------     --------     ------------     --------     ------------     --------
 Cohig & Associates, Inc.       None        108,000           36,000       108,000         36,000             0             0
 Eugene C. McColley             None         32,625           10,875        32,625         10,875             0             0

 Steven M. Bathgate             None         33,795            9,000        27,000          9,000         6,795             0

 Steven R. Hinkle               None         23,375            7,125        21,375          7,125         2,000             0

 Edward C. Larkin               None          9,750            3,250         9,750          3,250             0             0

 Rike Wootten                   None          2,250              750         2,250            750             0             0

 James Cohig                    None         22,500            7,500        22,500          7,500             0             0

 Jan Curtis                     None            750              250           750            250             0             0

 Terri Lowe                     None            750              250           750            250             0             0


____________________

(1)  As of October 13, 1995.
(2) Assumes that all Unit Purchase Warrants and all Warrants issuable upon exercise of such Unit Purchase Warrants are exercised for Common Stock.
(3)  Assumes that all Unit Purchase Warrants are exercised.
(4) The amounts listed represent less than one percent of the respective class of securities.
(5)  Assumes that all shares offered hereby are sold.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

     ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The estimated expenses in connection with the offering are as follows:



Expenses                                            Amount
--------                                            ------
Printing and Engraving . . . . . . . . .        $     0.00

Legal Fees . . . . . . . . . . . . . . .          5,000.00

Transfer Agent and Registrar Fees. . . .              0.00

Accounting Fees and Expenses . . . . . .          4,500.00

Blue Sky Filing Fees and Expenses. . . .          3,500.00

Miscellaneous Expenses . . . . . . . . .          2,000.00

        TOTAL. . . . . . . . . . . . . .        $15,000.00

_____________
* Estimated. This amount does not include expenses in connection with the initial public offering of Units in December 1991 reported by the Company on its Reports of Sales of Securities and Use of Proceeds Therefrom (Form SR) filed with the Commission on March 21, 1992 and September 21, 1992.

     ITEM 15.  INDEMNIFICATION OF OFFICERS AND DIRECTORS.

     Section 317 of the General Corporation Law of the State of California (the "GCL") authorizes indemnification when a person is made a party to any proceeding by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or was serving as a director, officer, employee or agent of another enterprise at the request of the corporation, and if such person acted in good faith and in a manner reasonably believed by him or her to be in the best interest of the corporation. With respect to any criminal proceeding, such person must have had no reasonable cause to believe that his or her conduct was unlawful. If it is determined that the conduct of such person meets these standards, such person may be indemnified for expenses incurred and amounts paid in such proceeding if actually and reasonably incurred in connection therewith.

     If such a proceeding is brought by or on behalf of the corporation (i.e., a derivative suit), such person may be indemnified against expenses actually and reasonably incurred if such person acted in good faith and in a manner reasonably believed to be in the best interest of the corporation and its shareholders. There can be no indemnification with respect to any matter as to which such person is adjudged to be liable to the corporation in the performance of his or her duty to the corporation and its shareholders; however, a court may, even in such cases, allow indemnification to such person for expenses as the court deems proper. Additionally, there can be no indemnification with respect to amounts paid in settling or otherwise disposing of a pending action without court approval or with respect to expenses incurred in defending a pending action which is settled or otherwise disposed of without court approval.

     Where such person is successful in any such proceeding, he or she is entitled to be indemnified against expenses actually and reasonably incurred by him or her. In all other cases, indemnification is made by the corporation upon determination by it that indemnification of such person is proper because such person has met the applicable standard of conduct.

     The Articles of Incorporation of the Company authorize the indemnification of directors and officers to the extent permitted by the GCL, pursuant to which the Company has entered into indemnity agreements with such persons. The Bylaws of the Company provide that the Company may indemnify its directors and officers to the fullest extent permitted by California law, including circumstances in which indemnification is otherwise discretionary under California law. In addition, the Company has established an indemnity trust with an initial principal amount of $250,000, which would serve as a vehicle for funding any indemnification required to be paid by the Company to its officers and directors.

ITEM 16.  EXHIBITS

      Number
      Exhibit       Exhibits
     --------       --------
       4.1*         Specimen certificate of Common Stock.

       4.2*         Specimen certificate of Warrant.

       4.3*         Form of Underwriter's Unit Purchase Warrant.

       4.4*         Warrant Agreement dated December 12, 1991 by and between the
                      Company and Security Pacific National Bank, as Warrant Agent.

       4.5*         Form of Amendment to Warrant Agreement by and between the
                      Company and Chemical Trust Company of California, Inc., as the successor Warrant Agent.

       5.1*         Opinion of Gibson, Dunn & Crutcher.

      23.1          Consent of Independent Accountants.

      23.2*         Consent of Gibson, Dunn & Crutcher, counsel for the Company
                      (included in Exhibit 5.1).

      24.1*         Power of Attorney.

_______________
* Previously filed.

ITEM 17.  UNDERTAKINGS.

          (a)       The undersigned registrant hereby undertakes:

                    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                              (i)  To include any prospectus required by
                    Section 10(a)(3) of the Securities Act of 1933;

                              (ii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

                    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c) Insofar as indemnification for liabilities arising out of the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable, in the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant and the successful defense in any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                    SIGNATURES



     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on October 20, 1995.


                              ALPHAREL, INC.
                              By: /s/ John W. Low
                                 -------------------------

                                 Its:  Chief Financial Officer and Secretary

     Pursuant to the requirements of the Securities Act of 1933, this Amendment to the Registration Statement has been signed by the following persons in the capacities indicated on the dates indicated.



----------*-----------  Chairman of the Board                 October 20, 1995
Robert T. Bruce



/s/ Stephen P. Gardner
----------------------  Chief Executive Officer, President    October 20, 1995
Stephen P. Gardner      and Director (Principal
                        Executive Officer)



----------------------  Director                              October   , 1995
Dominic Chan



----------------------  Director                              October   , 1995
D. Ross Hamilton



----------*-----------  Director                              October 20, 1995
Michael J. McGovern



----------*-----------  Director                              October 20, 1995
Larry D. Unruh



/s/ John W. Low
----------------------  Chief Financial Officer and           October 20, 1995
John W. Low             Secretary (Principal
                        Financial and Accounting
                        Officer)


*By /s/ John W. Low
    ---------------
       John W. Low,
       Attorney-in-Fact